Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."

Managed Distribution Plan ("MDP")

The Board of Directors of the Fund has authorized quarterly distributions of $0.25 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.

Highlights

Total Net Assets (million)[1]	$233.07	Daily Average Number of Shares Traded[2]	36,518
NAV per share[1]	$15.53	Outstanding Shares[3]	15,005,224
Closing price[2]	$13.54	Expense Ratio (4/30/2018)	1.62%
Discount	12.81%	Portfolio Turnover (4/30/2018)	11.71%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	-15.52%	-10.29%	-10.69%	-4.99%	-7.56%	7.99%
MXF NAV	-16.89%	-10.96%	-10.61%	-5.35%	-5.29%	6.94%
EWW NAV[4]	-17.73%	-14.08%	-14.66%	-6.50%	-6.80%	4.59%
MSCI Mexico Index	-17.64%	-14.03%	-14.84%	-6.01%	-6.13%	4.87%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During October 2018, the Fund repurchased no shares.
4 Source: iShares MSCI Mexico Capped ETF (tracks a Mexico Index produced by MSCI).

Top Ten Holdings (63.84% of Net Assets)
1 América Móvil	14.58%	6 Ternium	5.46%
2 Grupo Financiero Banorte	8.02%	7 Alfa	4.52%
3 Fomento Económico Mexicano	7.83%	8 Mexichem	4.30%
4 Wal-Mart de México	6.51%	9 Cemex	3.85%
5 Grupo México	5.54%	10 Gméxico Transportes	3.23%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets declined sharply during October 2018. The MSCI Indices of Developed and Emerging Markets decreased 7.4% and 8.8%, respectively, during the month, affected by concerns of global trade tensions, lower expected growth and tighter monetary policies. In the United States, the S&P 500 decreased 6.9%, its worst monthly performance since September 2011, while the DJIA decreased 5.1%, as upcoming midterm elections to be held on November 6, 2018 added to market uncertainty. The yield on the U.S. 10-year Treasury note increased to 3.14%, a rise of 8 basis points during October, and the U.S. dollar appreciated 2.1% (measured by the DXY Index5).
The Mexican equity market was significantly affected during October 2018. In addition to the events described above, the president elect, Mr. Andrés Manuel López Obrador, announced the cancellation of the construction of the new Mexico City Airport, which was being constructed in Texcoco. The project is now expected to be replaced with the construction of two runways in the military airport of Santa Lucía and complemented with the improvement of the current Mexico City airport and the reactivation of the Toluca airport. This event added pressure to Mexican financial assets and caused a reduction by Fitch in its credit perspective from stable to negative due to concerns of lower potential investments in the country, while it reaffirmed its BBB+ rating. The MSCI Mexico Index decreased 17.6% during the month, while the Mexican peso depreciated 8.0% to Ps. $20.34.
During the Fund´s fiscal year ended October 31, 2018, the Fund´s NAV outperformed its benchmark by 423 basis points, and has also outperformed its benchmark during the last three-, five- and ten-year periods ended on the same date.
In other local news, Mexico´s Central Bank maintained unchanged its overnight interest rate at 7.75%. Mexican-listed companies reported their financial results for the third quarter of 2018, exhibiting overall positive operational results, with sales and Ebitda growing 10.3% and 8.2%, respectively, driven by solid domestic consumption, higher oil prices and the positive effect from the Mexican peso depreciation on income from exports and sales abroad when translated to local currency. Lastly, Mexico´s preliminary GDP for the third quarter of 2018 grew at an annual rate of 2.6%.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.